Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2006 First Quarter

Financial Results and Quarterly Dividend

LOWELL, Mass–(BUSINESS WIRE)—Apr. 18, 2006—Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC) announced first quarter 2006 net income of $2.056 million compared to $1.851 million during the first quarter of 2005, an increase of 11%.  Diluted earnings per share were $0.53 for the quarter compared to $0.48 for first quarter 2005, an increase of 10%.

The company also announced a quarterly dividend of $0.14 to be paid on June 1, 2006 to shareholders of record as of May 11, 2006. Prior to 2006, dividends were paid once a year. On an annualized basis, year-to-date dividends represent a 17% increase over the prior year’s annual dividend.

The 11% growth in net income over the prior year resulted primarily from growth in net interest income, offset by an increase in non-interest expense.  The increase in net interest income was due primarily to loan growth, which increased 22% since March 31, 2005.  Additionally, net interest margin, the spread earned between interest earning assets and the company’s funding sources, primarily deposits, was 4.79%, exceeding the prior year results by eight basis points.  However, the company’s net interest margin was eleven basis points lower than the quarter ended December 31, 2005, and reflects the current interest-rate environment of tighter net interest margins for financial service companies.  The increase in non-interest expense reflects the strategic and operational costs necessary to support the company’s continued growth and also includes $69 thousand in the current quarter as a result of the adoption of the new accounting standard that requires the expensing of stock options.

The current quarter results also included an increase in non-interest income and a higher provision for loan losses compared to the first quarter of 2005.  The increase in non-interest income consisted primarily of strong growth from investment advisory fees and other income, which was offset by a reduction in the net gains on the sales of investment securities.  Included in other income was the final $62 thousand of income related to tax credits purchased in 2005.  The increase in the provision for loan losses in the March 2006 quarter reflects the growth in the loan portfolio.

Key Financial Highlights

•      Total loans increased 22% since March 31, 2005, amounting to $718.8 million at March 31, 2006.

•      Total assets were $948.7 million at March 31, 2006 as compared to $867.9 million at March 31, 2005, an increase of 9%.

•      Total deposits were $833.0 million at March 31, 2006, including $43.8 in brokered CDs, an increase of 10% over March 31, 2005.

•      Investment assets under management increased to $441.6 million at March 31, 2006 compared to $364.6 million at March 31, 2005, an increase of 21%.

•      Total assets under management amounted to $1.413 billion at March 31, 2006 as compared to $1.268 billion at March 31, 2005, an increase of 11%.

•      Net interest margin was 4.79% for the three months ended March 31, 2006 as compared to 4.71% for the three months ended March 31, 2005.

George L. Duncan, the Chairman and Chief Executive Officer of Enterprise Bancorp, Inc. summarized the first quarter 2006 results by stating, “Enterprise’s 11% net income growth reflects very strong commercial loan growth and successful expansion into new geographic markets.  In addition, our non-bank revenue streams, primarily investment advisory and insurance services, continue to make positive contributions to the company’s results.”

Duncan also commented, “The current interest rate environment presents a difficult deposit and earnings-growth challenge for all financial service companies.  Here at Enterprise, our margin remains competitively high at 4.79%, but we are beginning to see some of the effects that began impacting many competitors during 2005.  We believe that continued loan growth, geographic expansion and growth of non-bank revenue streams along with strategic expense management are the key components to earnings growth in this environment and beyond.   Our track record of achieving such results over the past seventeen years has been excellent.”

Duncan concluded, “We continue to believe that our business model, strong service culture, skilled management team, and brand identity create opportunities for Enterprise to be the leading provider of commercial banking and financial advisory services in the Merrimack Valley, North Central Massachusetts and South Central New Hampshire markets.”

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products as well as investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Lowell, Tewksbury, and Westford, and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three months ended March 31, 2006 and 2005

(unaudited)

(Dollars in thousands, except per share data)	March 31, 2006	March 31, 2005

Interest and dividend income:
Loans	$12,482	$8,837
Investment securities	1,566	1,820
Short-term investments	93	61
Total interest and dividend income	14,141	10,718

Interest expense:
Deposits	3,315	1,672
Borrowed funds	441	85
Junior subordinated debentures	294	294
Total interest expense	4,050	2,051

Net interest income	10,091	8,667

Provision for loan losses	273	200

Net interest income after provision for loan losses	9,818	8,467

Non-interest income:
Investment advisory fees	629	507
Deposit service fees	415	400
Net gains on sales of investment securities	30	200
Gains on sales of loans	44	32
Other income	555	395
Total non-interest income	1,673	1,534

Non-interest expense:
Salaries and employee benefits	5,122	4,326
Occupancy expenses	1,424	1,373
Audit, legal and other professional fees	429	376
Advertising and public relations	245	143
Supplies and postage	225	212
Trust professional and custodial expenses	118	115
Other operating expenses	647	579
Total non-interest expense	8,210	7,124

Income before income taxes	3,281	2,877
Income tax expense	1,225	1,026

Net income	$2,056	$1,851

Basic earnings per share	$0.54	$0.50

Diluted earnings per share	$0.53	$0.48

Basic weighted average common shares outstanding	3,801,847	3,690,797

Diluted weighted average common shares outstanding	3,897,786	3,829,906

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

(Dollars in thousands)	March 31, 2006	December 31, 2005	March 31, 2005

Assets
Cash and cash equivalents:
Cash and due from banks	$30,225	$32,950	$32,130
Short-term investments	22,690	5,431	35,146
Total cash and cash equivalents	52,915	38,381	67,276

Investment securities at fair value	153,011	156,521	189,376
Loans, less allowance for loan losses of $12,325 at March 31, 2006, $12,050 at December 31, 2005, and $11,138 at March 31, 2005	706,464	687,676	579,465
Premises and equipment	12,009	11,530	11,898
Accrued interest receivable	5,160	4,888	4,103
Deferred income taxes, net	6,346	6,200	5,343
Prepaid expenses and other assets	6,554	6,269	4,049
Income taxes receivable	—	748	—
Core deposit intangible, net of amortization	575	608	708
Goodwill	5,656	5,656	5,656

Total assets	$948,690	$918,477	$867,874

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$832,976	$775,387	$754,248
Borrowed funds	29,474	58,639	36,180
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	4,277	4,624	3,714
Income taxes payable	325	—	566
Accrued interest payable	1,276	1,172	494

Total liabilities	879,153	850,647	806,027

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 10,000,000 shares authorized; 3,808,248, 3,797,134 and 3,691,435 shares issued and outstanding at March 31, 2006, December 31, 2005 and March 31, 2005, respectively	38	38	37
Additional paid-in capital	24,647	24,291	22,614
Retained earnings	45,558	44,034	39,259
Accumulated other comprehensive loss	(706)	(533)	(63)

Total stockholders’ equity	69,537	67,830	61,847

Total liabilities and stockholders’ equity	$948,690	$918,477	$867,874

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

(Dollars in thousands, except per share data)	At or for the three months ended March 31, 2006	At or for the year ended December 31, 2005	At or for the three months ended March 31, 2005
Balance Sheet Items:
Total assets	$948,690	$918,477	$867,874
Loans serviced for others	22,729	22,938	35,911
Investment assets under management	441,612	424,953	364,574
Total assets under management	$1,413,031	$1,366,368	$1,268,359

Book value per share	$18.26	$17.86	$16.75
Total capital to risk weighted assets	11.08%	11.12%	11.53%
Tier 1 capital to risk weighted assets	9.79%	9.85%	10.28%
Tier 1 capital to average assets	8.09%	8.04%	8.11%
Allowance for loan losses to total loans	1.71%	1.72%	1.89%
Non-performing loans to total loans	0.21%	0.21%	0.34%

Income Statement Items (annualized):
Return on average assets	0.90%	0.97%	0.92%
Return on average stockholders’ equity	12.12%	13.10%	12.10%
Net interest margin (tax equivalent)	4.79%	4.82%	4.71%